EXHIBIT 99.1

PACIFIC SUNWEAR OF CALIFORNIA, INC.

SUPPLEMENTAL QUARTERLY FINANCIAL DATA

(UNAUDITED)

The information provided in the table below has been prepared in accordance accounting principles generally accepted in the United States of America and includes only the results of continuing operations of Pacific Sunwear of California, Inc. Operating results related to closed stores have been removed from income from continuing operations and reported as discontinued operations as further described in our Annual Report on Form 10-K for the fiscal year ended January 28, 2012 filed with the Securities and Exchange Commission. All amounts in the table below are expressed in thousands of dollars, except per share amounts:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
FISCAL YEAR ENDED JANUARY 28, 2012:
Net sales	$171,881	$200,915	$226,786	$234,169
Gross margin	33,192	47,337	55,379	44,885
Operating loss	(27,764)	(16,505)	(13,035)	(23,072)
Net loss from continuing operations	(28,656)	(17,452)	(14,013)	(30,502)
Net loss from discontinued operations	(2,814)	(1,807)	(3,589)	(7,590)
Net loss	(31,470)	(19,259)	(17,602)	(38,092)
Loss per share from continuing operations, basic and diluted	(0.44)	(0.26)	(0.21)	(0.45)
Loss per share from discontinued operations, basic and diluted	(0.04)	(0.03)	(0.05)	(0.11)
Loss per share, basic and diluted	(0.48)	(0.29)	(0.26)	(0.56)
Weighted-average shares outstanding	66,203	66,344	66,855	67,428
FISCAL YEAR ENDED JANUARY 29, 2011:
Net sales	$170,650	$196,358	$232,515	$237,593
Gross margin	38,077	46,427	59,060	43,210
Operating loss	(27,581)	(20,296)	(4,778)	(29,839)
Net loss from continuing operations	(28,004)	(20,654)	(5,077)	(30,606)
Net loss from discontinued operations	(3,024)	(2,811)	(1,886)	(4,586)
Net loss	(31,028)	(23,465)	(6,963)	(35,192)
Loss per share from continuing operations, basic and diluted	(0.42)	(0.32)	(0.08)	(0.46)
Loss per share from discontinued operations, basic and diluted	(0.05)	(0.04)	(0.03)	(0.07)
Loss per share, basic and diluted	(0.47)	(0.36)	(0.11)	(0.53)
Weighted-average shares outstanding	65,838	65,951	66,057	66,108

Loss per share is computed for each of the quarters presented based on basic and diluted shares outstanding and, therefore, may not sum to the totals for the year.